Exhibit 23.1

[Comiskey & Company letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 30, 2005

Board of Directors

MD Technologies Inc.

620 Florida St., Suite 200

Baton Rouge, Louisiana 70801

Gentlemen:

We consent to the incorporation into the Registration Statement on Form SB-1 of MD Technologies Inc. of our Report of Independent Registered Public Accounting Firm, dated February 20, 2005, on our audits of the consolidated financial statements and financial statement schedules of MD Technologies Inc. for each of the years ended December 31, 2004 and 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Comiskey & Company
Professional Corporation
Certified Public Accountants